Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-248531) and Form S-8 (No. 333-239604) of NuZee, Inc. (the “Company”) of our report dated December 24, 2020, relating to the consolidated financial statements of the Company appearing in this Annual Report on Form 10-K for the fiscal year ended September 30, 2020.

/s/ MaloneBailey, LLP
Houston, Texas
December 24, 2020